                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                          SUMMIT MEDICAL SYSTEMS, INC.

           The undersigned, the President and Chief Executive Officer of Summit Medical Systems, Inc., a Minnesota corporation, hereby certifies that pursuant to Chapter 302A of the Minnesota Business Corporation Act, the following resolution was duly adopted by the board of directors of such corporation at a meeting held on December 7, 1998 and by shareholders of such corporation at a meeting held on January 29, 1999, and that such resolution has not been subsequently modified or rescinded:

                                   NAME CHANGE

         RESOLVED, that Article 1 of the Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

                                    ARTICLE I

NAME.  The name of the Corporation is Celeris Corporation.

         IN WITNESS WHEREOF, the undersigned, the President and Chief Executive Officer of Summit Medical Systems, Inc., being duly authorized on behalf of Summit Medical Systems, Inc. has executed this document this 29th day of January 1999.




                                     /s/  Barbara A. Cannon
                                     -------------------------------------------
                                          President and Chief Executive Officer